Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Subodh Kulkarni and Jeffrey A. Bertelsen, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8 registering shares of common stock of CyberOptics Corporation issuable under the CyberOptics Corporation 1998 Stock Incentive Plan, as Amended, and the CyberOptics Corporation Non-Employee Director Stock Plan, and any and all amendments (including post-effective amendments), and to file the same, with all exhibits and other documents with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the following persons has signed below as of this 24th day of May, 2016.

/s/ Subodh Kulkarni
Subodh Kulkarni, President, Chief Executive
Officer and Director

/s/ Alex B. Cimochowski
Alex B. Cimochowski, Director

/s/ Craig D. Gates
Craig D. Gates, Director

Irene M. Qualters, Director

/s/ Michael M. Selzer, Jr.
Michael M. Selzer, Jr., Chairman of the
Board and Director